Exhibit 11.1

COMPUTATION OF EARNINGS (LOSS) PER SHARE


                                      Three Months Ended
                                          January 31,
                                      ------------------
                                        1998       1999
                                      --------    ------

Numerator:
  Net Income (loss)                   $688,706  $(547,673)
                                      ========  =========
Denominator:
Denominator for basic earnings
 Per share-weighted-average shares   5,150,000  8,941,493

Effect of dilutive securities:
Employee stock options                 539,535       -
Warrants                                25,373       -
                                     ---------  ----------
Total                                5,714,908   8,941,493
                                     =========  ==========
Basic Earnings (loss)
    Per share                            $0.13     $(0.06)
                                     =========  ==========
Diluted earning (loss)
       Per share                         $0.12     $(0.06)
                                     =========  ==========